SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this "Sublease" or this "Agreement") is entered into this 1st day of October 2003 by and between Left Right Marketing Technology, Inc., a Delaware corporation ("Sublessor"), and Hall Communications, Inc., a Nevada corporation ("Subtenant"). Sublessor and Subtenant are referred to herein sometimes collectively as the Parties.

IN CONSIDERATION of the rents reserved and covenants made hereinafter, Sublessor and Subtenant hereby enter into this Sublease and agree as follows:

ARTICLE I

SUBLEASED PREMISES

Section 1.1 Real Property, Building and Improvements, and Subleased Premises. Sublessor currently leases approximately 2,500 square feet of certain real property (the "Real Property") which, together with the building (the "Building") and improvements thereon (the Building and other improvements on the Real Property may hereinafter be referred to as the "Building and Improvements"), is located at 6600 Amelia Earhart Ct., Las Vegas, NV. The Subleased Premises (the "Subleased Premises") comprise a portion of the Real Property, the Building and the Building and Improvements, as described more fully on Exhibit "A," attached hereto and incorporated herein by reference. The use and occupancy by Subtenant of the Subleased Premises shall include the use in common with Sublessor of the Common Facilities, as that term is hereinafter defined.

Section 1.2 Common Facilities. As used herein, the term "Common Facilities" shall be construed to include those facilities located on the Real Property for the nonexclusive use of Subtenant in common with other authorized users, and shall include, but not be limited to, the parking area, sidewalks, bathrooms, lunch/break room, hallways and open means of ingress and egress. The Common Facilities shall at all times be subject to the exclusive control and management of Sublessor, and Sublessor shall have the right to establish, modify and enforce reasonable rules and regulations with respect thereto. Subtenant and its employees, agents, customers, and invitees shall have, throughout the Sublease Term in common with Sublessor and other Subtenants, their employees, agents, customers, and invitees, the license to use the Common Facilities upon such terms and conditions as my be designated from time to time in writing by Sublessor.

ARTICLE II

SUBLEASE TERM

Section 2.1 Initial Term. The initial term of this Sublease (the "Initial Term") shall be for thirty-six (36) months and commence on October 1, 2003, or upon such later or earlier date as may be agreed upon in writing by Sublessor and Subtenant (the "Sublease Commencement Date"), and shall terminate at 12:00 midnight on the same calendar day thirty-six (36) months from the Sublease Commencement Date (the "Sublease Termination Date"), except as herein otherwise provided.

Section 2.2 Option for Extended Term.

(a) Sublessor grants to Subtenant an option (the "Option") to extend the term of this Sublease for five (5) consecutive one (1) year terms (the "Extended Terms") (the Initial Term and the Extended Terms, if any, are hereinafter collectively referred to as the "Sublease Term") beyond the Sublease Termination Date, provided that Subtenant is not in default hereunder at the time the Option is exercised or at the commencement of any such one-year period(s) within the Extended Term.

(b) The Extended Term shall be on the same terms, covenants, conditions, provisions and agreements as are set forth in this Sublease with respect to the Initial Term, except as herein otherwise provided and may be expanded and extended upon the mutual agreement of the Parties.

(c) If the Option is exercised, the Extended Term shall commence immediately on the expiration of the Initial Term.

(d) If Subtenant elects to exercise the Option granted by this section 2.2, Subtenant shall do so by notice to Sublessor in the manner specified in section 12.1, below, not later than sixty (60) days before the Sublease Termination Date or, with respect to the Extended Term, not later than six (6) months before the Termination of each one-year period comprising the Extended Term.

Section 2.3 Holding Over. If at the expiration or earlier termination of this Sublease Subtenant remains in possession of all or part of the Subleased Premises for any reason whatever, with or without the express or implied consent of Sublessor, the tenancy by which Subtenant shall hold the Subleased Premises shall be for month-to-month only and shall not be a renewal or extension of this Sublease for any future term. In such case, and in the absence of a written agreement to the contrary, rent and other monetary sums due under this Sublease shall be payable in the amount and at the time and place specified in this Sublease, and such month-to-month tenancy shall be subject to every other term, covenant and condition contained in this Sublease.

ARTICLE III

RENT AND PAYMENTS

Section 3.1 Rent During the Initial Term. Throughout the Initial Term, Subtenant shall pay Sublessor as rent for the Subleased Premises the sum of $5,000, payable on the first of each month. Subtenant agrees to pay the first month's rent on or before October 1, 2003.

Section 3.2 Rent During Extended Term. At the commencement of each Extended Term, if any, Sublessor shall have the right to increase the rental to be paid by Subtenant during each such renewal period. The monthly rental due during each renewal period of the Extended Term shall be increased by multiplying the annual base rental for the Initial Term by a fraction, the numerator of which is the Consumer Price Index, as defined hereinbelow, which increase shall not exceed two percent (2%), for the last full calendar month immediately preceding such renewal period, and the denominator of which is the Consumer Price Index for the month of the Sublease Commencement Date. In no event, however, shall any percentage decrease in the Consumer Price Index cause the monthly rent amount during any period of the Extended Term to be decreased, it being the intention of the parties hereto that the rental increases for each five-year renewal period throughout the Extended Term be cumulative and in addition to the increases for the preceding renewal periods of the Extended Term.

Section 3.3 Consumer Price Index. As used herein, "Consumer Price Index" shall mean the "Consumer Price Index - U.S. City Average - All Items" as published by the United Stated Department of Labor, Bureau of Labor Statistics. Should the Bureau of Labor Statistics discontinue the publication of said index, or publish the same less frequently, or alter the same in some other manner, and then Sublessor shall adopt a substitute index or substitute procedure that reasonably reflects and monitors consumer prices.

Section 3.4 Past Due Rent and Other Charges. If Subtenant fails to pay any rent or other charges that are due under the terms of this Sublease within five (5) days after the date that the same are due and payable, then such unpaid amounts shall bear interest from the due dates thereof to the date of payment at the rate of fifteen percent (15%) per annum. In addition, if Sublessor does not receive any monthly rental payment by the 10th day after the date on which it is due, Subtenant shall pay Sublessor a late charge that is equal to four percent (4%) of such delinquent installment. Any interest and late charges that are payable under this section 3.4 shall be deemed to be additional rent.

Section 3.5 Accord and Satisfaction. No payment by Subtenant or receipt by Sublessor of a lesser amount than the monthly rent provided for in this article III shall be deemed to be other than on account of the earliest rent that is then due and owing hereunder. No endorsement or statement on any check or any letter accompanying any check or payment as rent shall be deemed an accord and satisfaction, and Sublessor may accept such check or payment without prejudice to Sublessor's right to recover the balance of such rent or pursue any other remedy provided in this Sublease.

ARTICLE IV

IMPROVEMENTS AND FIXTURES

Section 4.1 Subtenant's Improvements. During the Sublease Term, Subtenant may not alter, improve or make additions to the Subleased Premises. Should Subtenant exercise its option to extend the Lease Term, Sublessor and Subtenant shall then negotiate and decide upon the necessary improvements. Notwithstanding the foregoing, should the Parties determine that certain improvements are required during the Initial Term, Sublessor shall do all necessary to obtain permission from the Real Property's owner and effect such improvements. The costs thereof shall be borne by the Sublessor and Subtenant equally.

ARTICLE V

TAXES, ASSESSMENTS AND UTILITIES

Section 5.1 General Statement of Responsibility. It is the intent of Sublessor and Subtenant that the rent payments due hereunder be absolutely net to Sublessor, so that this Sublease shall yield net to Sublessor the rent as provided herein. Subtenant shall pay twenty-five percent (25%) (the "Percentage Expense Payment") of any and all costs, expenses and obligations of every kind or nature relating to Subtenant's portion of the Subleased Premises, including but not limited to taxes, assessments and utilities. Sublessor shall be indemnified and saved harmless by Subtenant from and against the same. Nothing herein contained, however, shall be deemed to require Subtenant to pay or discharge any liens or mortgages or encumbrances of any character whatsoever which may presently exist or hereafter be placed on the Subleased Premises by the act or neglect of Sublessor.

Section 5.2 Apportionments at Beginning and End of Sublease Term. The real estate taxes, governmental impositions, special assessments and general assessments for the respective tax fiscal years in which this Sublease shall commence and terminate, and whether or not the same have become liens upon the Subleased Premises, as well as the Percentage Expense Payment shall be apportioned at the Sublease Commencement Date and at the Sublease Termination Date (or at the termination date of the Extended Term, if any), respectively, so that Subtenant shall pay only those portions thereof which correspond with the portions of said respective fiscal years as are within the Sublease Term

Section 5.3 Utilities. Commencing on the Sublease Commencement Date and continuing throughout the Sublease Term, Subtenant shall timely pay, or cause to be paid, the Percentage Expense Payment relating to all charges and expenses for utility services relating to Subtenant's portion of the Subleased Premises including, but not limited to, expenses and charges for heat, light, water and sewer services.

Section 5.4 Sublessors' Right to Cure. If Subtenant shall at any time fail to pay any of the subject taxes, impositions, assessments, charges or expenses mentioned herein in accordance with the provisions hereof, Sublessor shall have the right to pay the same and Subtenant shall promptly pay such amount(s), together with interest thereon at the rate of fifteen percent (15%) per annum, to Sublessor as additional rent hereunder. If Subtenant fails to pay such amounts to Sublessor within fifteen (15) days after written demand therefor, Subtenant shall be deemed to be in default under this Sublease.

ARTICLE VI

INSURANCE AND INDEMNIFICATION

Section 6.1 Liability Insurance. Sublessor currently maintains a broad form comprehensive liability insurance policy or policies (hereinafter collectively referred to as the "Liability Policy") against claims for damage or injury to persons or property arising out of the use or occupancy of the Real Property and/or the Building and Improvements. Subtenant agrees to pay its pro rata portion of the Liability Policy. The amount to be paid by Subtenant for such insurance shall be computed monthly by Sublessor and shall be paid by Subtenant within ten days after receipt of monthly bills therefor from Sublessor. Subtenant shall pay twenty-five percent of all such payments.

Section 6.2 Indemnities. Subtenant shall indemnify Sublessor with respect to activities on the Subleased Premises in accordance with the following provisions:

(a) General Agreement. During the term of this Sublease, Subtenant shall not hold Sublessor liable for any damage or liability of any kind from any injury to or death of persons, or damage to property of Subtenant or any other person, from any cause whatsoever by reason of the use and occupancy of the Subleased Premises by Subtenant or any person working for or holding under Subtenant. Subtenant shall indemnify Sublessor and save it harmless from all such liability with respect to any real or claimed damage or injury and liens and demands arising out of such use of the Subleased Premises.

(b) Sublessor's Negligence. Anything to the contrary notwithstanding, subsection 6.2(a) hereof shall not apply with respect to any damage or injury occasioned by the negligence or intentional torts of Sublessor and its designated agents, servants or employees or resulting from a failure of Sublessor to perform its obligations under this Sublease within a reasonable time after notice of default is received from Subtenant.

(c) Extent of Indemnity Coverage. Subtenant's obligation to indemnify Sublessor as set forth in this section 6.2 shall include the reasonable legal, investigation and other costs and expenses incurred by Sublessor in defending against claims contemplated by subsection 6.3(a) above.

ARTICLE VII

MAINTENANCE AND USE

Section 7.1 Acceptance of Subleased Premises. Subtenant accepts the Subleased Premises in the condition that they are in at the time Subtenant takes possession thereof. By entering into and occupying the Subleased Premises, Subtenant shall be deemed to acknowledge that the Subleased Premises are in good order and repair and that the Subleased Premises have been constructed substantially in accordance with the approved plans and specifications therefor. Subtenant shall use the Subleased premises for the purpose of conducing business as a "call center." Should Subtenant desire to use the Subleased premises for any other purpose, Subtenant shall obtain Sublessor's written consent thereto.

Section 7.2 Subtenant's Maintenance and Repair Obligations. Subtenant shall, at all time throughout the Sublease Term and at its own cost and expense, repair, replace, and maintain in a good, safe, clean, and attractive condition, the Subleased Premises and any improvements, additions, and alterations thereto, and shall use all reasonable precautions to prevent damage or injury to the Subleased Premises.

ARTICLE VIII

TERMINATION, ENFORCEMENT, DEFAULT AND REMEDIES

Section 8.1 Surrender of Subleased Premises. Upon the expiration or earlier termination of this Sublease, Subtenant shall surrender the Subleased Premises in the same condition, as they existed upon delivery of possession thereof under this Sublease, reasonable wear and tear and damage by unavoidable casualty and the elements alone excepted. Subtenant shall surrender all keys for the Subleased Premises to Sublessor at the place then fixed for the payment of rent and shall inform Sublessor of all combinations on locks, safes and vaults, if any, in the Subleased Premises. Furthermore, Subtenant shall promptly remove or cause to be removed from the Subleased Premises and the Building, at Subtenant's expense, any signs, notices and displays placed thereon by Subtenant. Before surrendering the Subleased Premises as aforesaid, Subtenant shall also remove all its trade fixtures and other personal property and shall repair any damage to the Subleased Premises caused by such removal, all as provided in and subject to the provisions of section 4.3 above. Subtenant's obligations to observe and perform these covenants shall survive the expiration or other termination of this Sublease.

Section 8.2 Default. The following acts or omissions to act, unless cured within the applicable time periods set forth in section 8.3 below, shall constitute events of default under this Sublease, and Sublessor shall thereupon be entitled to exercise all rights and remedies set forth in section 8.4 hereof:

(a) General Breach. The failure of Subtenant to perform any of the covenants, terms and conditions of this Sublease;

(b) Rent Payment. The failure of Subtenant to pay any rental due under articles III of this Sublease or any other sums due hereunder;

(c) Abandonment. Subtenant's abandoning the Subleased Premises; or

(d) Insolvency. Subtenant's becoming bankrupt or insolvent or filing any debtor proceedings; the filing by or against Subtenant, in any court and pursuant to any statute of either the United States or of any state, a petition in bankruptcy, insolvency, reorganization or for the appointment for the benefit of Subtenant's creditors

Section 8.3 Right to Cure. Subtenant shall have the following periods of time within which to take action before being in default under this Sublease:

(a) Failure to Pay Sums Due. If Subtenant fails to make timely payment of rent or of any other sum required to be paid by Subtenant under this Sublease, then Sublessor shall, before exercising any right or remedy provided by section 8.4 below or by law, give Subtenant written notice of such failure. For the fifteen (15) days following the giving of such notice, Subtenant shall have the right to cure the failure. If at the expiration of said fifteen (15) day period cure has not occurred, then Sublessor may exercise any right or remedy available to it.

(b) General Breach. In the event of any breach or default of, or noncompliance with, the terms, covenants or conditions of this Sublease by Subtenant (other than nonpayment of rental and other sums due, which is provided for in subsection 8.3(a) (above) Sublessor shall, before exercising any right or remedy provided by section 11.4 below or by law, give Subtenant reasonably specific written notice of the claimed breach, default or noncompliance. For the thirty (30) days following the giving of such notice, Subtenant shall have the right to cure the breach, default or noncompliance. If at the expiration of said thirty (30) day period cure has not occurred, then Sublessor may exercise any right or remedy available to it.

Section 8.4 Remedies . If Subtenant fails to perform properly any of the obligations required of it under this Sublease, and if Sublessor gives Subtenant the notice required under section 8.3 above, and if Subtenant fails to cure such breach within the applicable time periods set forth in section 8.3 above, then Sublessor shall have the right, at its sole option, to exercise any of the following rights or remedies:

(a) Sublessor's Right to Perform. Sublessor may itself pay or perform or cause to be paid or performed the obligations with respect to which Subtenant is in default. In the event Sublessor does so, its costs of such payment or performance, including a reasonable attorney's fee and all expenses incurred by Sublessor, plus interest thereon at the rate of fifteen percent (15%) per annum from the date of the expenditure, shall be deemed to be additional rent and shall be immediately paid by Subtenant.

(b) Termination. Sublessor may enter upon the Subleased Premises and terminate this Sublease by giving Subtenant written notice of such termination, whereupon this Sublease shall terminate as if it were the day originally fixed herein for the expiration of this Sublease. Sublessor, its agent or attorney shall have the right to re-enter the Subleased Premises peaceably and remove all persons and Subtenant's property therefrom, and such property may be stored in a public warehouse or elsewhere at the cost of and for the account of Subtenant. All this may be done without further notice or demand to Subtenant, without Sublessor being deemed guilty of any manner of trespass and without prejudice to any of Sublessor's other remedies for arrearages of rent or breach of covenants. If Sublessor terminates this Sublease pursuant to this subsection 11.4(b), then all the remainder of the stated term shall become immediately due and payable, or, at Sublessor's sole option, Sublessor shall have the right to recover from Subtenant the amount equal to the present value of the fair market value of the Subleased Premises for the balance of the Sublease Term.

(c) Election to Terminate. Notwithstanding any election by Sublessor to proceed under subsection above, so long as Subtenant remains in default under this Sublease Sublessor shall have the right, at any time, to terminate this Sublease pursuant to the subsection above and to exercise the rights therein provided.

(d) Cumulative Remedies. Sublessor's remedies specified in this section 8.4 are cumulative and are not intended to exclude any other remedy or means of redress to which Sublessor may be entitled by law, by equity or under this Sublease in the event of any default or threatened default by Subtenant with respect to any of its obligations under this Sublease.

ARTICLE IX

GENERAL

Section 9.1 Notices. Any notice, demand, request or other instrument (collectively referred to herein as the "Notice") required or permitted under this Sublease to be given or transmitted between the parties shall be either personally delivered or mailed postage prepaid by certified or registered mail, addressed to each party's last known address

Section 9.2 Quiet Enjoyment. Sublessor covenants that so long as Subtenant performs all of its obligations under this Sublease Subtenant shall peacefully and quietly have, hold and enjoy the Subleased Premises for the term of this Sublease.

Section 9.3 Waiver. The failure of Sublessor to insist in one or more instances upon a strict performance of any of Subtenant's obligations under this Sublease or to exercise any option or right given to Sublessor hereunder shall not be construed as a waiver or relinquishment of any right, remedy or option under this Sublease

Section 9.4 Captions and Section Numbers. The captions and section numbers occurring in this Sublease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such section of this Sublease.

Section 9.5 Number and Gender. Words in the neuter gender as used in this Sublease shall be deemed to include the masculine and feminine genders, and words in the singular shall be held to include the plural whenever the sense requires.

Section 9.6 Savings Clause. If any provision of this Sublease or the application thereof to any person or circumstance shall be found to be illegal or void to any extent, then the remainder of this Sublease, or the application of the provisions of this Sublease to persons or to circumstances other than those to which it is held invalid and unenforceable, shall nevertheless continue in force and effect to the fullest extent possible.

Section 9.7 Time of the Essence. Time is the essence of this Sublease.

Section 9.8 Force Majeure. Either Party to this Sublease shall be excused for the period of any delay in the performance of any obligations that are required hereunder, other than an obligation to pay rent or other monies, when prevented from doing so by cause or causes beyond its control, including labor disputes, civil commotion, war, governmental regulations or controls, fire or other casualty, weather, inability to obtain any material services or acts of God.

Section 9.10 Governing Law. The laws of the State of Nevada shall govern the validity, performance, interpretation and enforcement of the obligations that are contained herein.

EXECUTED in any number of counterpart originals, each of which shall be deemed an original instrument for all purposes, but all of which shall comprise but one and the same instrument as of the day and year first above written.

SUBLESSOR: LEFT RIGHT MARKETING TECHNOLOGY, INC.

By:________________________________

Its:_________________________________

SUBTENANT: HALL COMMUNICATIONS, INC.

By:________________________________

Its:_________________________________

EXHIBIT "A"

The Subleases Premised shall be comprised of 2,500 square feet of office space and ___ square feet of common area.

This represents approximately twenty-five percent (25%) of the Building and Common Facilities improved space. Subtenant's Rental Payment shall be calculated pro rata against the total square footage of the Building and Common Facilities. For example, Subtenant shall pay twenty-five percent (25%) of all taxes, assessments, utilities and insurance relative to the Building and Common Facilities.